Exhibit 99.4

HEXION FILES SUIT ALLEGING THAT TRANSACTION WITH HUNTSMAN IS NO LONGER
VIABLE

Combined Company Determined to be Insolvent

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     COLUMBUS, Ohio – (June 18, 2008) – Hexion Specialty Chemicals, Inc. (“Hexion”) announced today that it and related entities have filed suit in the Delaware Court of Chancery to declare its contractual rights with respect to its $10.6 billion merger agreement with Huntsman Corporation (“Huntsman”) (NYSE: HUN). Hexion said in the suit that it believes that the capital structure agreed to by Huntsman and Hexion for the combined company is no longer viable because of Huntsman’s increased net debt and its lower than expected earnings. While both companies individually are solvent, Hexion believes that consummating the merger on the basis of the capital structure agreed to with Huntsman would render the combined company insolvent.

     The suit alleges that in light of this conclusion, Hexion does not believe that the banks will provide the debt financing for the merger contemplated by their commitment letters. Hexion stated in its suit that, while it will continue to use its reasonable best efforts to close the transaction, which includes obtaining all necessary antitrust and regulatory approvals as required by the merger agreement, it does not believe that alternate financing will be available.

     Hexion disclosed in the filing that its Board of Directors has received an opinion from Duff & Phelps, LLC, a leading provider of independent financial advisory and investment banking services, concluding that, based on the capital structure agreed to by the parties at the time the merger agreement was signed, the combined company would be insolvent based on the fact that it would not meet the standard tests of solvency and capital adequacy set forth in the opinion.

     The suit also alleges that in light of the substantial deterioration in Huntsman’s financial performance, the increase in its net debt and the expectation that the material downturn in Huntsman’s business will continue for a significant period of time, Huntsman has suffered a material adverse effect as defined in the merger agreement.

     “While both Hexion and Huntsman can be successful as separate companies, they cannot now support the debt load that was agreed to at the time the transaction was put together,” said Craig O. Morrison, Hexion’s Chairman, President and CEO. “We continue to have enormous respect for Huntsman, the Huntsman family and management team and still believe that a combination of the two companies would offer significant strategic benefits. However, the financing for the acquisition is predicated on a certain level of financial performance and, given the increase in Huntsman’s total debt and decrease in earnings, Hexion does not believe that the transaction can be completed.”

     Mr. Morrison continued: “While this development is disappointing, Hexion – with its long-dated, stable capital structure, no significant debt maturities until 2013, and with more than $475 million in liquidity -- remains very well positioned to service our customers, compete and grow globally.”

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2007 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, risks related to the litigation referred to in this news release and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2007 Annual Report on Form 10-K, and our other filings, with the SEC.

Other Information

The full text of the Duff & Phelps’ opinion, dated June 18, 2008, which is on public file with the Delaware Court of Chancery and will be filed in an Exhibit to a Hexion Form 8-K filing with the SEC, is subject to the limitations, qualifications and assumptions contained in the opinion.

Hexion Specialty Chemicals Contacts:

Investors
John Kompa
Director, Investor Relations
Hexion Specialty Chemicals, Inc.
+1 614 225 2223

john.kompa@hexion.com

Media Contacts
Sard Verbinnen & Co
Anna Cordasco/Jonathan Gasthalter
(212) 687-8080

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